Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2013 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY — April 25, 2013)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced first quarter results for 2013.  Highlights of the Company’s financial results for the quarter include:

•                  Net income of $3.1 million and $.35 per share, a 6% increase in net income over 2012.

•                  Returns on average assets and equity of .80% and 10.71%, respectively.

•                  Net interest income of $11.9 million, an increase of $.5 million over 2012, with a net interest margin of 3.29%.

•                  Total assets of $1.58 billion at March 2013, 14% higher than March 2012.

•                  Loan growth of $219 million or 34%, compared to March 2012.

•                  Deposits of $1.37 billion, a 14% increase compared to the first quarter of 2012.

•                  Continued solid asset quality metrics and reserve coverage.

•                  Tier 1 Capital increased by $14.5 million or 12% from March 2012.

•                  Declared quarterly dividend of $.23 per share in April 2013.

“The first quarter of 2013 was another strong quarter for our Company as we delivered an increase in net income, along with double digit increases in loans and core deposits. We accomplished this despite the headwinds of seasonality, the carryover impact of the fiscal cliff activity and an increasingly challenging interest rate environment. Our ability to overcome these challenges is a testament to our continuing investment in and expansion of the franchise, whereby we leverage market opportunities to attract both talented bankers and valuable customer relationships,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended March 2013 was $3.1 million or $.35 per share, compared to $2.9 million or $.35 per share, for the same period in 2012. The increase in net income reflects the growth in earning assets as we experienced higher levels of net interest income and other income, and lower credit costs offsetting increases in operating expenses.

Average earning assets increased by 18% or $233.5 million, compared to the first quarter of 2012, driven by strong deposit growth, funding higher loan demand.  This growth in earning assets offset the decline in the net interest margin to 3.29% from 3.70% in the first quarter of 2012. The margin decline reflects the impact of continuing historically low market interest rates on our repricing assets and liabilities. The net interest margin increased slightly from 3.24% in the fourth quarter of 2012. The provision for loan losses was $0.6 million for the quarter, $0.3 million lower than the comparable 2012 quarter, reflecting a slowly improving economy and continuing stable asset quality trends.  Total non interest income, excluding net securities gains, increased 5% compared to the first quarter in 2012, driven by higher title revenue, fee income and service charges.  Gains on sales on securities were $0.3 million for both the March 2013 and 2012 quarters, respectively.  Non interest expense for the quarter increased $0.7 million compared to March 2012, reflecting investments in new facilities, enhancements to our technology and additional staffing.  Although expenses have increased in 2013, the Company’s ratio of operating expenses to average assets decreased to 2.28% from 2.45% in the first quarter of 2012.

“We continue to expand and develop customer relationships, generating core deposit growth in both new and existing markets. These deposits funded the strong growth in our loan portfolio, driving increases in revenues, offsetting the impact of lower rates and higher operating costs,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets at quarter end were $1.58 billion, $48.1 million or 3% lower than December 2012. This change was part of a strategy to de-leverage the balance sheet, as decreases in cash and investments of $113.8 million funded loan growth of $63.7 million and provided liquidity to reduce borrowings by $15.1 million and offset the expected seasonal outflows of public funds deposits.

Total assets increased $190.3 million or 14% over the March 2012 level of $1.39 billion, reflecting strong organic growth.  Loans increased $218.9 million or 34%, while investment securities decreased $32.5 million or 5%.  Loan growth was funded principally by deposits, which increased $171.7 million or 14% to $1.37 billion at March 2013, including $410.6 million of demand deposits.

“During the quarter, we repositioned the balance sheet by reducing our investment portfolio.  This provided liquidity to fund significant loan growth and allowed us to reduce borrowings. We will continue to actively manage our investment portfolio, taking advantage of market opportunities and mitigating interest rate risk,” commented Mr. O’Connor.

Asset quality measures remained strong, as non-performing assets at March 2013 were $3.5 million or 0.22% of total assets, consistent with December 2012, and $3.4 million or 0.24% of total assets at March 2012.  The allowance for loan losses increased $3.6 million to $14.9 million from $11.3 million, as of March 2012. The allowance as a percentage of total loans was 1.73% at March 2013, compared to 1.76% at March 2012.

Stockholders’ equity grew $11.4 million to $121.4 million at March 2013 compared to $110.0 million at March 2012. The growth reflects earnings, net of dividends, as well as the capital raised in connection with the Dividend Reinvestment Plan.  Overall, Tier 1 Capital increased to $136.2 million, 12% higher than the March 2012 level.  The Company’s capital ratios exceed all regulatory minimums, and the Bank continues to be classified as well capitalized.

Challenges & Opportunities

“The banking environment remains challenging due to a still uncertain economy, onerous regulatory climate and the continued low rate environment. During the quarter, employment and housing trends improved and the stock market reached record highs. Whether these positive trends are sustainable is debatable.  New regulations required under Dodd-Frank continue to be issued and market interest rates remain historically low. These factors and their potential impact on margins, capital, revenues and expenses, challenge the business model of banking,” noted Mr. O’Connor.

“Despite the myriad of challenges, the environment continues to provide opportunities for growth as we move into new markets and attract talented bankers to our team.  Our community banking model, where we partner with our customers to provide solutions for their financial needs, remains paramount to our current and future success.  This model includes a robust risk management framework, including stringent underwriting standards and diligent monitoring of credit concentrations and exposures as we grow.  We will actively manage our balance sheet, mindful of the eventuality of higher rates, while investing in infrastructure and technology to take advantage of market opportunities and prepare for the evolving competitive landscape,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.6 billion, and a primary market area of Suffolk County, Long Island, operates 22 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS
Cash and Due from Banks	$18,404	$46,855	$18,427
Interest Earning Deposits with Banks	7,007	4,394	5,630
Total Cash and Cash Equivalents	25,411	51,249	24,057

Securities Available for Sale, at Fair Value	455,464	529,070	507,011
Securities Held to Maturity	196,314	210,735	178,301
Total Securities	651,778	739,805	685,312

Securities, Restricted	3,037	2,978	2,020

Loans Held for Investment	862,096	798,446	643,184
Less: Allowance for Loan Losses	(14,924)	(14,439)	(11,316)
Loans, net	847,172	784,007	631,868
Premises and Equipment, net	27,154	26,001	24,428
Goodwill and Other Intangible Assets	2,267	2,283	2,332
Accrued Interest Receivable and Other Assets	19,818	18,390	16,321
Total Assets	$1,576,637	$1,624,713	$1,386,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$410,601	$529,205	$318,520
Savings, NOW and Money Market Deposits	804,423	722,869	706,228
Certificates of Deposit of $100,000 or more	120,801	118,724	135,497
Other Time Deposits	38,376	38,524	42,237
Total Deposits	1,374,201	1,409,322	1,202,482
Federal Funds Purchased and Repurchase Agreements	41,821	56,890	47,538
Federal Home Loan Bank Advances	15,000	15,000	—
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	8,199	8,827	10,339
Total Liabilities	1,455,223	1,506,041	1,276,361
Total Stockholders’ Equity	121,414	118,672	109,977
Total Liabilities and Stockholders’ Equity	$1,576,637	$1,624,713	$1,386,338

Selected Financial Data:

Tangible Book Value Per Share	$13.28	$13.07	$12.70

Capital Ratios:
Total Capital (to risk weighted assets)	14.0%	14.2%	15.7%
Tier 1 Capital (to risk weighted assets)	12.8%	12.9%	14.5%
Tier 1 Capital (to average assets)	8.6%	8.4%	9.1%

Asset Quality:
Non-performing loans	$3,207	$3,289	$3,383
Real estate owned	250	250	—
Non-performing assets	$3,457	$3,539	$3,383

Non-performing loans/Total loans	0.37%	0.41%	0.53%
Non-performing assets/Total assets	0.22%	0.22%	0.24%
Allowance/Non-performing loans	465.36%	439.01%	334.50%
Allowance/Total loans	1.73%	1.81%	1.76%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2013	2012

Interest Income	$13,731	$13,298
Interest Expense	1,803	1,898
Net Interest Income	11,928	11,400
Provision for Loan Losses	550	825
Net Interest Income after Provision for Loan Losses	11,378	10,575
Other Non Interest Income	1,480	1,458
Title Fee Income	286	223
Net Securities Gains	338	272
Total Non Interest Income	2,104	1,953
Salaries and Benefits	5,394	5,111
Amortization of Core Deposit Intangible	16	18
Cost of Extinguishment of Debt	—	158
Other Non Interest Expense	3,498	2,934
Total Non Interest Expense	8,908	8,221
Income Before Income Taxes	4,574	4,307
Provision for Income Taxes	1,461	1,368
Net Income	$3,113	$2,939
Basic/Diluted Earnings Per Share	$0.35	$0.35
Diluted Earnings Per Share	$0.35	$0.35
Weighted Average Common Shares	8,954	8,431

Selected Financial Data:

Return on Average Total Assets	0.80%	0.88%
Return on Average Stockholders’ Equity	10.71%	11.52%
Net Interest Margin	3.29%	3.70%
Efficiency Ratio	63.43%	60.95%
Operating Expense as a % of Average Assets	2.28%	2.45%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended March 31,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$810,358	$10,668	5.34%	$617,718	$9,522	6.20%
Securities	693,315	3,383	1.98	624,011	4,129	2.66
Deposits with banks	8,271	5	0.25	36,759	24	0.26
Total interest earning assets	1,511,944	14,056	3.77	1,278,488	13,675	4.30
Non interest earning assets:
Other Assets	70,189			69,048
Total assets	$1,582,133			$1,347,536

Interest bearing liabilities:
Deposits	$933,389	$1,298	0.56%	$899,373	$1,446	0.65%
Federal funds purchased and repurchase agreements	57,455	124	0.88	16,308	111	2.74
Federal Home Loan Bank term advances	15,000	40	1.08	—	—	—
Junior Subordinated Debentures	16,002	341	8.64	16,002	341	8.57
Total interest bearing liabilities	1,021,846	1,803	0.72	931,683	1,898	0.82
Non interest bearing liabilities:
Demand deposits	436,027			306,543
Other liabilities	6,393			6,661
Total liabilities	1,464,266			1,244,887
Stockholders’ equity	117,867			102,649
Total liabilities and stockholders’ equity	$1,582,133			$1,347,536

Net interest income/interest rate spread		12,253	3.05%		11,777	3.48%

Net interest earning assets/net interest margin	$490,098		3.29%	$346,805		3.70%

Less: Tax equivalent adjustment		(325)			(377)

Net interest income		$11,928			$11,400